Exhibit 99.1

Newfield Exploration Announces Agreement with Sojitz
In U.K. Southern Gas Basin**

FOR IMMEDIATE RELEASE

Houston - (September 12, 2006) -- Newfield Exploration Company (NYSE:NFX), through its wholly owned subsidiary, Newfield Petroleum U.K. Limited, today announced an agreement with Sojitz Energy Project Limited, a wholly owned subsidiary of Sojitz Corporation, relating to Newfield’s Southern Gas Basin exploration and development program.

Under the agreement, Sojitz will participate in the ongoing development of the Grove Field and the 2007 exploration and appraisal drilling program which consists of the West Cutter Prospect, the Seven Seas Discovery and two wells planned in the West Sole Area under the existing Exploration and Development Agreement between BP Exploration Operating Company Limited and Newfield. Sojitz will earn 15% of Newfield’s interest in the Grove Field and 20% of Newfield’s interest in the West Cutter, Seven Seas and West Sole Area Prospects.

This transaction is valued at approximately $100 million and is subject to the necessary U.K. government approvals.

A production platform for the Grove development was recently installed in the field. The platform has production capacity of approximately 100 MMcf/d of gas and 2,000 BCPD. Newfield is currently drilling the Grove #5 well as a horizontal producer in the central and western fault blocks. Newfield anticipates that the field will be on-line in December 2006. Production is expected to ramp up to approximately 60 MMcf/d and 1,000 BCPD in early 2007.

The recent #6 exploration well was drilled from a remote surface location into the western fault block approximately 2.1 km west of the Grove platform. The well found approximately 40’ of net gas pay and was temporarily abandoned with a subsea production tree installed. Final plans for the #6 well will be determined once the information obtained from the platform development wells has been integrated into the overall field development plan.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

** The statements set forth in this release regarding anticipated development and exploration plans, the timing of initial production from Grove, estimated production rates from Grove and forecasted production for 2007 are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, geologic and drilling conditions, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. Newfield's ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. Most of Newfield’s Gulf of Mexico production has returned to pre-storm levels, but it is difficult to predict when all production will be restored. The drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations:  Steve Campbell (281) 847-6081
Media Relations:  Keith Schmidt (281) 674-2650
Email: info@newfield.com
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